Blue Sphere Corporation 8-K

Exhibit 10.3

PERFORMANCE GUARANTEE AGREEMENT

THIS PERFORMANCE GUARANTEE AGREEMENT, dated as of 4 December 2017 (this “Agreement”), is by and among:

1.	BLUE SPHERE BRABANT B.V., a private company with limited liability, incorporated under the laws of the Netherlands, having its seat in Amsterdam, and its registered office at Singel 250, 1017AB Amsterdam, the Netherlands, registered with the Dutch Chamber of Commerce under registration number 66863643 (the “Client”);
2.	Anaergia B.V., a private company with limited liability, incorporated under the laws of the Netherlands, having its seat in Amsterdam, and its registered office at Zwollestraat 2 b, Oldenzaal, NL 7575 EP, the Netherlands, registered with the Dutch Chamber of Commerce under registration number 818914324 (the “SM&O Contractor”); and

Client and Contractor are jointly defined as the “Parties”.

WHEREAS:

(a)	On the date of this agreement, Client and Contractor entered, into a turnkey agreement for the design, construction and delivery of a biogas plant with a capacity of 2,923 Nm³ /h or respectively 24,000,000 Nm³/year of upgraded biomethane including all machinery, processes and equipment necessary for its complete functionality and full operation (the “Plant”) to be built and operated in in Pastoor P. Thijssenlaan 41-43 in Sterksel, entered in the land register as municipality of Heeze-Leende, section H number 1193 (in part) (the “EPC Agreement”) and the Parties entered into a Service, Maintenance and Operation Agreement relating to Contractor’s obligations to provide certain operation, service and maintenance functions on the Plant once constructed in accordance with the EPC Agreement (the “O&M Agreement”);
(b)	Capitalized terms used herein without definition shall have the meaning ascribed thereto in the O&M Agreement;
(c)	Client requires Contractor to provide a Performance Guarantee (as hereinafter defined) regarding the minimum annual gross upgraded biogas production from the Plant; and
(d)	Contractor is willing to provide such a Performance Guarantee in accordance with the terms below.

Now therefore, the Parties have agreed and accepted as follows:

Section 1. Contractor hereby guarantees (the “Performance Guarantee”) from the Substantial Completion Date:

1.1	a gross annual production of upgraded biomethane for a term of twelve years (the “Guaranteed Operation Level”). The actual upgraded biomethane output will be measured in accordance with the provisions of Section 2 below. The Guaranteed annual production of upgraded biomethane is defined as follows:

Guaranteed Operation Level = 24,000,000 Nm³/year x 94,5% = 22,680,000 Nm³/year

Excluded events will be deducted from the guaranteed yearly production by adjusting the performance guarantee level proportionally by the time-extent of each excluded event. For the avoidance of doubt, all excluded events shall be reported monthly. At the end of each year, the total sum of all excluded event hours will be calculated and deducted from the design availability of 8,200 operation hours per year. The guaranteed annual production with taking into account the excluded events should be calculated as following:

Guaranteed Operation level, nM3/year =22,680,000 nM3/year x ((8,200-Y)/8,200)

Where :

Y, hours – the total sum of all excluded event hours during the year.

8,200 hours – design operation hours per year.

Reduced Methane Potential of the feedstock processed in the same year due to lower quantity or quality will reduce the guaranteed yearly Biomethane production proportionally by applying the actual Biomethane Potential of the relevant feedstocks processed over the year to the design parameters given in Annex 6 (“Table of Quality and Quantity of Substrates and Deviations”).

1.2.	An annual maximum consumption of consumables required for the operation and maintenance of the facility as follows (the “Guaranteed Maximum Consumption of Consumables”):
Consumable	Expected Consumption	Guaranteed Maximum Consumption (+10%)
Electricity	14,984	16,482	MWh/year
Water	5,131	5,644	m³/year
Caustic Soda (20%)	366	403	m³/year
Diesel	53,159	58,475	l/year

Section 2. At the end of each year of operation following the Substantial Completion Date, the Parties will calculate the actual upgraded biogas output of the Plant and actual consumption of the consumables based on the following documents and information:

(a)	The total amount of upgraded biogas produced by the Biogas Upgrade System will be recorded based on the online, control system measuring and metering the gas production (“Gas Control System”) as detailed under subsection (b) below
(b)	Reports from the Control Systems will be printed indicating the total amount of upgraded biogas produced during the preceding 12-month period;
(c)	Actual invoices paid or due to be paid for the consumables during the preceding 12-month period;
(d)	Contractor and Client will then sign a protocol indicating the actual annual upgraded biogas output and consumable’s consumption;
(e)	If Client refuses to sign the protocol, Contractor will send to Client a detailed report supported by all relevant documents and/or evident substantiating its calculation and the parties will submit the dispute to the Ruler for adjudication in accordance with the rules and procedures applicable to the Ruler as set forth in this Agreement.

Section 3. The Guaranteed Operational Level and Guaranteed Maximum Consumption of Consumables is subject to the following conditions and qualifications:

(a)	Correspondence of the feedstock to the required quantity and quality as defined in Annex 6 to the O&M Agreement (subject to any permitted variations). In case of a lack of correspondence (subject to any permitted variations), Client acknowledges that actual upgraded biogas output may decrease below the Guaranteed Operational Level. If so and such decrease is attributable to such lack of correspondence (subject to any permitted variations), Contractor shall bear no liability in respect of such decrease. To bring the actual upgraded biogas output back to the Guaranteed Operational Level, Client may correct the quality and quantity of feedstock supplied to the Plant up to the respective specification defined in the contractual feedstock specification as given in Appendix 6 If the Client fails to deliver feedstock as per the contractual feedstock specification (quality and quantity) given in Appendix 6 the Guaranteed Operational Level and Guaranteed Maximum Consumption of Consumables will need to be re-calculated based on the actual feedstock data.
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(b)	Compliance with all parameters and conditions of the Plant’s Manual of Operation, all reasonable instructions given by Contractor’s personnel and all contractual and technical requirements relating to the operation of the Plant; provided, however, this Section 3(b) shall be inapplicable in the event the Plant is operated by Contractor, a subcontractor, or an affiliate of Contractor.
(c)	If the Plant is operated by an entity or person other than Contractor or an affiliate or subcontractor, then (i) Client (or other entity operating the Plant) has employed a qualified operator (i.e., a person who has received training provided for in Section 5.1.12 of the EPC Agreement) and (ii) the operator must have the skills and competencies to manage the tasks detailed within the Manual of Operation provided to Client as a part of the EPC Agreement.
(d)	Contractor or his affiliate is performing the S&M Service unless Contractor’s engagement to perform S&M Service is validly terminated under the O&M Agreement or Contractor has breached any of its S&M Service obligations under the O&M Agreement.
(e)	The availability of a continuous, 24-hour remote control monitoring of the Plant or in case of a disruption the restoration of such monitoring as soon as commercially practicable.

Section 4. The Parties agree that the occurrence and volume of any claim for compensation shall be subject to the compliance with the terms and conditions set forth in Section 5 below. Contractor shall ensure that the Insurance Policy shall be in the form and substance set forth in Annex 8 hereto. Contractor shall further ensure that the Lender’s advisor shall be provided with sufficient documentation to be able to perform the required review prior to the issuance of its statement as to the compliance of the Insurance policy with the terms set forth herein and to be able to use the claims under such Insurance Policy as a pledge or otherwise as a security in favor of the Lender. Once issued, any subsequent changes to the Insurance Policy shall have any effect on Client’s claims hereunder only after such change shall have been approved in writing by Client. Should the Insurance Policy be issued or subsequently modified in breach of this Section 4, Client’s claims for compensation shall be governed exclusively by the terms hereof and any reference to the Insurance Policy limiting Client’s claims hereunder shall be deemed void.

Section 5a. Should the upgraded biogas output be less than the Guaranteed Operational Level, it is agreed as follows:

(a)	Contractor undertakes to pay Client the total rate combined in sum of SDE rate, upgraded biogas market price and green certificate rate to the Plant (limited to a maximum of 74€/MWh), multiplied by the difference in Nm³ of upgraded biogas between the Guaranteed Operational Level and the actual upgraded biogas output of the Plant (the “Compensation”);
(b)	Should any of the insured (co-insured) under the Insurance Policy receive any amount under the business interruption policy (the “Satisfied Claim”), a portion of Client’s claim for Compensation of the business interruption losses and/or loss of revenues for other reasons covered by the business interruption policy in the amount equivalent to the Satisfied Claim shall cease and be deemed to be fully satisfied (the “Ceased Claim”). In the event that the Ceased Claim was previously satisfied by Contractor, Client shall be obliged to return the amount corresponding to the paid Ceased Claim to Contractor without undue delay. For the avoidance of doubt, it is understood that the amount, which Client shall keep after the Ceased Claim is repaid (if repaid) shall in no event be less than the Compensation calculated according Section 5(a). Client shall promptly inform the Lender on the occurrence of any Ceased Claim after it becomes aware of its existence.
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(c)	Contractor shall keep the Insurance Policy valid and effective for no less than twelve years after the Substantial Completion Date and shall provide to Client a confirmation issued by the insurer providing the Insurance Policy stating the same without undue delay after being notified to do so. Contractor shall inform Client without undue delay on any claim made under the Insurance Policy and on any monies paid under the Insurance Policy on account of the occurrence of the insured risk. Should Contractor default on its obligation to maintain a valid and effective Insurance Policy as stated above, Contractor’s obligations to pay the Compensation to Client shall remain intact with any reference to Insurance Policy hereunder deemed void as of the moment of premature termination or failure by Contractor to maintain the Insurance Policy.

Section 5b

Should the actual annual consumption of the consumables be higher than the Guaranteed Maximum Consumption, it is agreed that Contractor undertakes to compensate Client the difference in cost between the Guaranteed Maximum Consumption and actual annual consumption according to the annual average market price of the consumables.

Section 5c

It is understood and agreed that the following limits shall apply to any compensation due from the Contractor and their Subcontractors to the Client under the terms of this Agreement:

The total compensation applicable to any one (1) year of operation shall not exceed the total net yearly fixed fee due to the Contractor as per Article 15.1 of the SM&O Agreement

Section 5d

In the event that the compensation cap is reached and the SM&O Services still not compliant the Client can claim against the Performance Bond provided by the Contractor. For the avoidance of doubt, this is the only circumstance the Client can call the Performance bond except for gross breach of contract by the Contractor as defined in the SM&O Agreement.

Section 6. It is understood and agreed that the Performance Guarantee shall not apply in any case of fraud or gross negligence by Client and in connection with the following conditions (together with cases of fraud and gross negligence, each, an “Excluded Event”):

i.	any interruption to the energy supply network, including interruptions due to energy supply companies cutting off electricity supplies to guarantee grid security (so called grid security management), or breakdown of the feed-in meter;
ii.	any works or alterations in the Plant, including any interruption to performance caused by such, performed by Client which materially differ from those specified or approved in writing by Contractor;
iii.	third party influences such as vandalism and theft;
iv.	technical defects and power surges caused by outside sources;
v.	war, warlike events, civil war, revolution, rebellion, insurrection, acts of government or civil unrest or similar events;
vi.	earthquakes, nuclear attack, nuclear radiation or radioactive substances;
vii.	floods and/or increased groundwater levels, or any similar events;
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viii.	any other Force Majeure Event (as defined below);
ix.	any effects of corrosive gases or particulates produced by any other facility on, or surrounding, the site;
x.	any reduction in the Services or Plant output instructed by the Client, any utility operator or any governmental authority
xi.	any reduction in the Service or Plant output resulting from a change in law, legislation or any other statutory measure, or;
xii.	any defect and deficiencies in any part of the Plant provided by the Client, or any failure of the Client to meet their stated obligations in relation to this Agreement (such as but not limited to digestate discharge, gas offtake, removal of unsuitable feedstock, utilities).

The Contractor shall promptly notify the Client upon become aware of an Excluded Event. The Contractor shall keep accurate records of its extents and implications that shall be submitted to the Client.

Section 7. SEVERABILITY OF PROVISIONS - REPRESENTATIONS. In the event that one of the terms or conditions of this Agreement is deemed invalid or in any case not executable, such circumstance shall not entail the invalidity of the remaining terms and conditions of the Agreement, which shall continue to be fully valid and effective. The Parties warrant that they have actually discussed, negotiated and agreed each individual and specific clause of this Agreement. On conclusion of the negotiations, the Parties decided to sign two original copies of the Agreement.

Section 8. AMENDMENTS.

Any derogation of or amendment to the Agreement shall be valid and effective only if set forth in a written document duly signed by the Parties.

Section 9. NOTIFICATION AND PROCESSING OF DATA

All communications and the other notifications under the Agreement shall be formulated in writing and shall be deemed duly notified if delivered personally, including by courier, or if sent by registered letter with return receipt and if transmitted by e-mail to the Parties at the following addresses:

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Section 10. FORCE MAJEURE EVENT

10.1       The following events constitute force majeure (each a “Force Majeure Event”) so long as such events are not reasonably foreseeable and are beyond the control of the affected party : acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the State or any state or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; civil disturbances; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornadoes; storms; droughts; floods; arrests; restraint of government and people; explosions; breakage, malfunction or accident to facilities, machinery not comprising the Plant, transmission pipes or canals; partial or entire failure of utilities; shortages of labor, materials, supplies or transportation.

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10.2       In the event that for any period of time after the Substantial Completion Date and up to a maximum of 360 consecutive days, the Plant is completely inoperable due to the occurrence of a Force Majeure Event, Contractor shall immediately notify Client with a copy to Lender of such Force Majeure Event in reasonable detail. Contractor ‘s obligations under this Agreement shall be suspended from the date of such Force Majeure Event until it is no longer in existence; provided that Contractor complies with the obligations set forth in Section 10.4 of this Agreement; provided, further, that Contractor shall at all times use all reasonable efforts to ensure that the Project commences partial operation, as well as full operation, as soon as possible after the Force Majeure Event occurs. Contractor shall provide Client with notice to Lender with periodic updates, at such intervals as Client may request, but in no event less frequently than monthly, on the status of the Force Majeure Event and the steps that Contractor is taking to restore the Plant to full operation. Contractor shall have the right to terminate this Agreement by written notice in the event that the Force Majeure Event lasts for more than 360 consecutive days.

10.3       Notwithstanding anything else to the foregoing, the following shall not be deemed Force Majeure Events:

(i)	the absence of materials, manpower or service, unless such absences are attributable to an event of force majeure
(ii)	site closures imposed by the competent authorities as a result of failure on the part of Contractor to comply with applicable legislation and regulations
(iii)	strikes limited to the establishments and employees of Contractor and Subcontractors, including the states of agitation, and participation by employees of Contractor and Subcontractors in strikes of any kind that are not of a national and sectoral nature.

10.4       The Party affected by an event of Force Majeure shall not be deemed to have defaulted only if:

(i)	it informs the other Party of the Event of Force Majeure within 24 (twenty-four) hours of the occurrence of the Event, providing an adequate explanation of the Event of Force Majeure and its foreseeable duration;
(ii)	it has in full effect and force an insurance policy covering up to $2,500,000 of the damage, loss and/or claims caused by or related to such Event of Force Majeure, it makes all relevant communications to the respective insurance companies in a proper and timely manner and uses its best efforts to obtain and transfer the proceeds of such policy to Client after a claim is duly made therefor; and
(iii)	it has done all in its power to prevent or mitigate the Event of Force Majeure that is an obstacle to its fulfilment.

10.5       Force Majeure Events which only partly prevent the fulfilment of the contractual obligation of one Party shall not release the said Party from its obligation to fulfil obligations that are not hindered by the said Force Majeure Event.

Section 11. ASSIGNMENT OF RIGHTS

Except to or at the direction of the Lender, to or at the direction of any party purchasing or benefiting from the investment tax credit applicable to the Plant or any party purchasing the Plant and as set forth in this Section 11, this Agreement may be assigned only with the prior written consent of the other Party which consent shall not be unreasonably withheld. The Client may collaterally assign and/or pledge this Agreement and any rights or obligations thereunder to any finance provider or any trustee or agent of any financer as collateral security; the SM&O Contractor shall execute and deliver to such financer any consents and/or other documents and/or any changes to this Agreement reasonably requested by such financer. Any additional costs resulting from any such action will result in a reasonable change of contract price and could cause a project delay and may require an extention to the liquidated damages schedule

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Notwithstanding the foregoing, Client may, without prior consent, assign its rights hereunder to a lender and/or trustee acting on behalf of a lender, or any financing entity, which acquires a security interest in Client or the Plant (collectively, the “Security Lenders”) in connection with any financing involving the Plant. In the event of an assignment of Client’s rights hereunder to any Security Lenders, Contractor shall take such further actions and execute such documents as are reasonably requested by such Security Lenders to effectuate such assignment including, without limitation, a consent agreement containing customary terms and conditions. Such customary terms and conditions shall include, but not be limited to, provisions related to extended notice and cure periods to be provided to the Security Lenders, and other terms and accommodations to Security Lenders as are customary for non-recourse project financings. Solely with respect to any Security Lender which acquires a security interest in Client or this Agreement, and provided Contractor has received written notice from Client of such interest and request, Contractor shall give written notice to such Security Lender of any default or event of default by Principal under this Agreement.

Section 12. PROCEDURE FOR DECISION OF DISPUTES BY THE RULER.

The Ruler is any other person nominated pursuant to a written agreement among the Parties; in the absence of such agreement by the seventh (7) working day following a written request made by any Party for the nomination of the Ruler, the Ruler shall be appointed by the chairman of the Arbitration Board for the Building Industry. With respect to any disputes relating to a technical issue and\or of a technical nature under this Agreement (including any annexes thereof): (i) the relevant technical matter (including without limitation, unless explicitly indicated otherwise herein) with respect to any financial aspects thereof shall be exclusively decided by the Ruler, (ii) the Ruler’s opinion shall be final, undisputable and non-appealable, and the Parties will be finally bound thereby, and (iii) the Ruler shall give reasons for its ruling, but will not be subject to any procedural Law; (iv) Ruler’ fees shall be borne by the losing party, or as decided by the Ruler; (v) the Ruler shall give its decision within 7 working days form his appointment.

Section 13. CONDITION PRECEDENT (“Opschortende Voorwaarde”)

This Agreement is subject to the satisfaction on or prior to the end of eighteen (18) months after the date of this Agreement (“Long Stop Date”) of signing a Construction Finance Agreement of the Principal with the Lender in relation to the Plant (“Facility”) (“Condition”).

Fulfilment of conditions precedent

The Principal will use all reasonable efforts to obtain the Facility on or prior to the Long Stop Date and the Contractor will use all reasonable efforts to provide the Principal with such information as is necessary for the Principal to do so.

Termination

If the Condition is not satisfied or waived on or before the Long Stop Date, this Agreement will not constitute rights and obligations and parties shall not have any claim against the other Party under it, save for any claim arising from breach of any obligation contained in Article 27 under “Fulfilment of conditions precedent”.

Section 14. GUARANTEE

As security for the fulfilment of SM&O Contractor’s obligations regarding this Agreement and payment by the SM&O Contractor of any amount due to Client pursuant to this Agreement the SM&O Contractor will provide the Client with a Guarantee which can be called on demand by the Client, in the format as attached to this Agreement as Annex I.

Section 15. ARBITRATION, JURISDICTION, APPLICABLE LA5.

With the exception of those disputes to be decided by the Rule, all disputes or claims between the Parties arising out of or related to this Agreement, its subject matter and/or its validity will be decided by binding arbitration which, unless the Parties mutually agree otherwise in writing, shall be administered by the Arbitration Board for the Building Industry in accordance with its Construction Industry Arbitration Rules in effect on the date of this Agreement.

The venue of the arbitration will be in the State where the Plant is located.

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The applicable law will be the law of The Netherlands the arbitrator shall: (i) apply substantive applicable Law; (ii) shall not be bound by any rules of procedure and\or evidence; and (iii) shall give reasons for his ruling.

The language of the arbitration will be English.

The Parties have signed this Agreement

Anaergia B.V., the SM&O Contractor

/s/ Diana Benedek
Anaergia B.V.
By: Diana Benedek
Title: Managing Director
December 5th, 2017
BLUE SPHERE BRABANT B.V, the Client
/s/ Roy Amitzur
Blue Sphere Brabant B.V.
By: Roy Amitzur
Title: Executive VP
December 5th, 2017

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Annex I - GUARANTEE

Anaergia Inc., a company incorporated pursuant to the laws of [ ], whose principle place of business is at [ ], registered under number 764109-5 (“Anaergia”),

irrevocably, primarily, absolutely and unconditionally guarantees to Blue Sphere Brabant B.V. (“Principal”) and its successors and assignees, for the benefit of the foregoing and lenders, the prompt and complete payment and performance when due of the obligations, commitments, undertakings, warranties and indemnities (such obligations, commitments, undertakings, warranties and indemnities jointly the “Guaranteed Obligations” and “Guaranteed Obligation” each of them) of Anaergia B.V. (“Contractor”) under or pursuant to the Performance Guarantee Agreement between the Principal and SM&O Contractor dated on or around the date hereof, including all amendments, modifications, renewals or extensions thereto (“Agreement”), without regard to the liability or defenses of any other person or the existence of any other security for or guarantee in respect of this Agreement. Anaergia hereby agrees that any claimant under this guarantee that was not paid within 30 days of demand as referred to hereinafter, may proceed directly to a claim of any amount due to it by Contractor directly from Anaergia provided that (i) it has sent a notice of claim to Contractor and (ii) Contractor has not cured within 30 days from receipt of the notice. This Guarantee is a guarantee of payment and performance of Contractor under the Agreement and so that the same benefits shall be conferred on Principal as it would have received if the Guaranteed Obligations had been duly performed and satisfied by Contractor.

This Guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Guaranteed Obligations shall have been performed or satisfied. This Guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Principal may now or hereafter have or hold for the performance and observance of the Guaranteed Obligations.

Anaergia hereby waives presentment, protest and notice of acceptance, non-payment and any and all other notices and demands whatsoever to which Anaergia may be entitled and agrees that consent of Anaergia shall not be required in connection with any modification of or waiver with respect to the Agreement or Contractor’s obligations under the Agreement, provided however, Anaergia shall have all the rights, liabilities and defenses available to Contractor. No delay in making demand on Anaergia shall prejudice any claimant’s rights hereunder. Anaergia additionally agrees to pay all costs and expenses including attorneys’ fees, incurred by any claimant in enforcing this Guarantee.

The liability of Anaergia under this Guarantee shall not be affected, impaired, reduced or released by:

a.	any variation of the Guaranteed Obligations;
b.	any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for such performance;
c.	the illegality, invalidity, unenforceability or, or any defect in, any provision of the Agreement or any obligation thereunder on Contractor;
d.	any insolvency or similar proceeding; or
e.	any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

Save as provided in the next sentence, this Guarantee and the benefit thereof shall not be assigned without the prior written consent of Anaergia. The Principal may collaterally assign and/or pledge this Guarantee and any rights thereunder to any finance provider or any trustee or agent of any financier as collateral security and in connection with the financing of the Principal in relation to the works under the Agreement. Anaergia shall execute and deliver to such financier any consents and/or other documents and/or any changes to this Guarantee reasonably requested by such financer.

Notwithstanding the foregoing, Anaergia has all the rights and defenses available to the Contractor and its obligations under this Guarantee are limited to the obligations of the Contractor under the Agreement.

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This Guarantee and any obligations arising out of or in connection with it is governed by and construed in accordance with the laws of the Netherlands. All disputes ensuing from or connected with this Agreement or additional agreements will be decided by binding arbitration which, unless the Parties mutually agree otherwise in writing, shall be administered by the Arbitration Board for the Building (Raad van Arbitrage voor de Bouw).

Anaergia Inc.

Signature:

By:

Name:

Position:

Date:

Please take into account the following legalisation requirements when executing this guarantee:

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a copy of the valid passport/driver’s license of the individual(s) signing this document (each: a “Signatory”);

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the genuineness of the signature(s) of the/each Signatory must be legalised by a notary;

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an independent lawyer or notary must issue the confirmation statement that the signatory/signatories is/are authorised to represent Anaergia Inc.

For agreement and acknowledgement

__________________________________

Blue Sphere Brabant B.V.

Name:

Title:

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